Personal & Confidential

Mr. Cary Chenanda

Re: Offer of Employment

Dear Cary,

Novelis Inc. is pleased to offer you the roles described below at, effective April 15, 2024 or later as may otherwise be mutually agreed on, during which time you will go through an onboarding process to become familiar with the organization. During this transition period, your compensation will be as described below. Once we mutually agree that the transition period is complete (which will be no longer than 90 days after your start date), you will be appointed to and announced as EVP and President of Novelis North America, reporting to Steve Fisher, Novelis Inc.’s President and Chief Executive Officer, and you will be based in Atlanta, Georgia. The terms and conditions applicable to your appointment to this position are as follows:

1.Position Title

EVP and President Novelis North America, Novelis Inc.

2. Base Salary

The position of EVP and President Novelis North America, Novelis Inc. will be administered at an exempt job band Executive A. Your annual base salary will be USD 500,000. Your next salary review will be July 1, 2025.

3.Annual Incentive Plan

You will be eligible to participate in the Novelis Annual Incentive Plan (AIP). The target opportunity for your position will be 70% of your annual base salary and, for Fiscal Year 2025 (April 1, 2024 to March 31, 2025), will be pro-rated based on the start date in your position. The annual incentive performance measures for Fiscal Year 2025 are set forth in the Novelis 2025 Executive Annual Incentive Plan.

4.Long Term Incentive Plan

You will be eligible to participate in Novelis’ Long Term Incentive Plan (LTIP). Your target opportunity for Fiscal Year 2025 will be USD 700,000; the details of your award will be communicated to you no later than July 1, 2024.

5.Employee Benefits

Novelis provides a wide range of benefits including:

•Savings and Retirement, to include Defined Contribution Supplemental Executive Retirement Plan (DC SERP)
•Life insurance
•Medical, prescription drug, and health savings plans for you and your eligible dependents
•Dental coverage for you and your eligible dependents
•Short-Term Disability
•Long-Term Disability
•Business Travel and Accident Insurance
•Executive Physicals
•Flex Perk – You will receive an annual stipend of USD 50,000 minus required deductions, paid to you over 12 months. This amount is intended for your personal use for club memberships, tax preparation services, car allowance, professional financial services or as you may choose. The company does not otherwise pay for or provide club dues, vehicles, and/or other services.

6.Vacation Entitlement

Your vacation allowance is governed by Novelis’ vacation policy but will be no less than 30 days annually. You are also eligible to the paid holidays in Novelis’ published holiday schedule for the Atlanta office.

7.Relocation

Upon acceptance of this offer, you will be put in contact with a Relocation Counselor from our third-party relocation services coordinator, Cartus. Your Relocation Counselor will be your primary point of contact throughout your relocation and any questions you have can be directed to this point of contact. A summary of applicable relocation benefits is attached. You will be required to repay 100% of any relocation assistance if you separate from Novelis within your first twenty-four (24) months from the effective date of the position set forth above.

8.Sign-on Bonus
In recognition of the forfeiture of short and long term bonus awards earned in connection with your prior employment and as inducement for you to enter into this Agreement, Novelis will pay you a total of USD 1,250,000 in the following installments: USD 325,000 within 30 days of joining, USD 400,000 within 30 days of completing one (1) year in the company, and USD 500,000 within 30 days of completing two (2) years in the company. These payments are expressly conditioned upon your continued employment with Novelis through the applicable payment dates and shall be subject to all applicable taxes and other withholdings. Further, you agree that in the event that you voluntarily terminate your employment or are terminated for cause, in either case within 12 months of receiving this payment, you will be required to repay any such amount paid in the last 12 months (less applicable taxes).

9.Change in Control
Novelis will provide you with a separate Agreement that provides protection in the event of a Change in Control.

10.Severance and Other Termination Benefits

You will be entitled to severance and other benefits if the Company terminates your employment other than for Cause, or you terminate your employment for Good Reason defined as follows:

“Cause” means: (i) your conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) willful and material violation of the Company’s policies including, but not limited to, those relating to sexual harassment and confidential information; (iii) willful misconduct in the performance of your duties for the Company; or (iv) willful failure or refusal to perform your material duties and responsibilities which is not remedied within ten (10) days after written demand from the President and Chief Executive Officer to remedy such failure or refusal.

“Good Reason” means any of the following if it shall occur without your express written consent: (i) a material reduction in your position, duties, reporting relationships, responsibilities, authority, or status within the Company except as contained in this agreement; (ii) a reduction in your base salary and target short term and long term incentive opportunities as the same may be increased from time to time during the term of your employment; or (iii) any failure of the Company to comply with its obligations under this agreement. In each case, you must provide written notice to the Company within 30 days of any condition giving rise to an alleged Good Reason termination and the Company will have 30 days to remedy the condition without being required to pay any severance or benefits.

Your right to receive severance and benefits shall be subject to your timely execution and non-revocation of a release and waiver of claims, non-compete agreement and non-solicitation agreement for executive employees in the form presented by the Company. No payments or benefits shall be paid unless you execute such release and waiver of claims, non-compete agreement and non-solicitation agreement. The release shall not defeat your right to receive indemnification and defense from the Company for any claims arising out of the performance of your duties on behalf of the Company. Termination of employment at any time due to Cause, death, disability, retirement or voluntary termination without Good Reason shall not give rise to any rights to severance or benefits.

(a) Severance Pay. The Company shall pay a lump sum cash amount equal to: (A) one times your annual base and short term incentive opportunity in effect at the commencement of your employment (USD 850,000); reduced by (B) the amount of any other severance paid or payable to you by the Company other than pursuant to this agreement (it being expressly understood that the purpose of this deduction is to avoid any duplication of payments to you).

11.Non-Competition and Non-Solicitation

As a condition of your employment, you are required to execute the Company’s Non-Competition, Non-Solicitation & Confidentiality Agreement, effective as of your first day of employment with Novelis, a copy of which is provided with this offer of employment.

12.Governing Law

This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Georgia. Further, any disputes, legal actions, suits or proceedings arising out of or relating to this agreement must be brought exclusively in any state or federal court located in Atlanta, Georgia.

13.Internal Revenue Code Section 409A

To the extent applicable, this Agreement shall be interpreted in accordance with or exempt from Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder, including without limitation the requirement to delay distributions to specified employees for a period of six months following separation from service. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance, as long as such changes do not reduce the overall compensation.

14.Successor to the Company

(a)The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b)Any failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or assignment shall entitle you to terminate your employment for Good Reason.

15.Indemnification

The Company will provide full indemnification to the extent permitted under the Company’s by-laws and applicable law. The Company shall maintain Directors and Officers liability insurance coverage in an amount reasonably anticipated to satisfy such indemnification during your employment and at all times thereafter for the duration of any period of limitations during which any action may be brought against you.

16.General

(a)Except as expressly set forth herein, this letter agreement supersedes all prior agreements between you and Novelis relating to the subject matter hereof.

(b)All the information in this letter including eligibility for participation in compensation and benefits plan is subject to the terms of applicable plan documents and policies, which are subject to change during the normal course of Novelis business. Your employment at Novelis is “at – will” and either you or Novelis may decide to terminate the employment relationship at any time for any reason, except as provided by law. The terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with Novelis for any particular duration.

(c)In carrying out the Company’s business, employees are subject to the Company’s Code of Conduct and applicable policies. By signing below, you acknowledge you have received a copy of the Novelis/Aditya Birla Group Code of Conduct.

If you agree with the terms of this offer, please sign and return a copy of this letter to me. On behalf of Novelis, congratulations on your new position.

Sincerely,

HR Shashikant
EVP and Chief Human Resource Officer, Novelis Inc

Accepted:
    Cary Chenanda    Date